Pacific Select Fund NSAR 06-30-10
EXHIBIT 77Q1(a)
MATERIAL AMENDMENTS TO REGISTRANT'S CHARTER OR BYLAWS



The following documents are included in Registrant's Form Type N1A/B, Accession No. 0000950123-10-039186 filed on April 28, 2010, and incorporated by reference herein:

Written Instrument Amending the Amended and Restated Agreement and Declaration of Trust to redesignate the name of the PD High Yield Bond Index Portfolio as the PD High Yield Bond Market Portfolio.

Written Instrument Amending the Amended and Restated Agreement and Declaration of Trust to redesignate the name of the Money Market
Portfolio as the Cash Management Portfolio and the Diversified Research Portfolio as the Dividend Growth Portfolio.